Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Technitrol, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 033-35334, 033-63203, 333-55751, 333-94073, 333-64068, 333-64060, and 333-130013) on Form S-8 of Technitrol, Inc. of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Technitrol, Inc. and subsidiaries as of December 29, 2006 and December 30, 2005, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 29, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2006 and the effectiveness of internal control over financial reporting as of December 29, 2006, which reports appear in the December 29, 2006 annual report on Form 10-K of Technitrol, Inc. Our report refers to the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 26, 2007